Exhibit 99.2

Tianyin Pharmaceutical Inc.
Fiscal Year 2010 Earnings Conference Call
September 30, 2010

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the Tianyin Pharmaceutical Inc. Fiscal Year 2010 Earnings conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to Dr. James Jiayuan Tong, Chief Financial Officer and Chief Business Development Officer of Tianyin Pharmaceutical. Please go ahead, sir.

Dr. James Tong:	Thank you, Operator. Good morning and good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical Fiscal Year 2010 Earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business & Development Officer of Tianyin Pharmaceutical. Along with Dr. Guoqing Jiang, Chief Executive Officer and Chairman of the Company, Mr. Li Hongcai, Vice President of Finance and Simon Ren, Director of Investor Relations of Tianyin Pharmaceutical.

During this conference call, we will be reviewing the fiscal year 2010 financial highlights, followed by the question and answer period. Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuations in the economy, results of research and development, failure to obtain regulatory approvals, and other information detailed from time to time in the Tianyin Pharmaceutical’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only of this date, and Tianyin Pharmaceutical is under no obligation to revise or update these forward-looking statements.

Now, I will turn to Dr. Guoqing Jiang, Tianyin’s CEO, for his opening remarks.

Dr. Guoqing Jiang:	……

Dr. James Tong:	For the past 10 minutes, there is an internet connection interruption on the China side, so if I couldn’t hear Dr. Jiang in a moment, he will be joining the conference call momentarily.Now, I will be reviewing some of the financial highlights of fiscal year 2010.

Fiscal year 2010 ending June 30th, 2010, financial highlights: Revenue was $63.9 million for the fiscal year 2010 from $42.9 million for fiscal year 2009, up 49% year-over-year, supported by our continuing sales channel expansion and market penetration for our current product portfolio, especially the lead products. The result exceeded our target of $63.0 million fiscal 2010 revenue guidance and validated our growth strategy on sales and marketing, manufacturing capacity expansion, along with new pipeline development.

Our lead products revenues were: Ginkgo Mihuan Oral Liquid, $22.8 million; Apu Shuangxin Benorylate Granules, $6.0 million; Xuelian Chongcao Oral Liquid, $3.9 million; Azithromycin Dispersible Tablets, $4.1 million; Qingre Jiedu Oral Liquid, $3.6 million. The lead product revenues totaled $40.4 million, representing 63% of the fiscal year 2010 revenue. The cost of revenue for the fiscal year 2010 was $30.6 million or 47.9% of the revenue compared to $21.5 million or 50.2% of the revenue of the fiscal year 2009.

The gross profit for the fiscal year 2010 was $33.3 million or 52.2% gross margin, up from 49.8% gross margin for the fiscal year 2009. The improvement of the gross margin was the result of our portfolio optimization strategy that focused on higher margin products, such as GMOL, which is Ginkgo Mihuan Oral Liquid and enhanced cost control measures that yielded greater efficiencies in manufacturing process. The operating and R&D expenses were $19.0 million versus $11.7 million in fiscal year 2009. The increase was primarily due to our recent sales and marketing expansion, along with the compensation expenses to the external service providers. We anticipate that those costs may continue to increase but in line with our revenue growth.

Net income was $12.0 million for fiscal year 2010 as compared to net income of $7.9 million for fiscal year 2009, an increase of $4.1 million or 51.9%. The net income gain was primarily the result of the revenue growth, improved gross margins and improved operating margins. The diluted earnings per share in the fiscal year were $0.40 compared with $0.32 in fiscal year 2009, 25% increase based on 30.1 million shares and 24.8 million shares for the fiscal year 2010 and fiscal year 2009, respectively.

The balance sheet items: As of June 30th, 2010, the cash and cash equivalents were at $27.0 million. Net cash generated from operating activities was $15.4 million for fiscal year 2010 ended June 30th, 2010, as compared to $8.3 million for fiscal year 2009. The strong cash flow was primarily the result of net income growth and further improved accounts receivable, $8.2 million for fiscal year 2010, 12.8% of the sales versus $5.6 million or 13.1% of fiscal year 2009 revenue. We believe that Tianyin is adequately funded to meet all our working capital and capital expenditure needs for the fiscal year 2011. Net cash used in investing activities for fiscal year 2010 and fiscal year 2009 totaled $8.8 million or $7.8 million, respectively. This increase was mainly due to the construction of Jiangchuan facility, macrolide facility and the new drug development.

On the business development and outlook, Jiangchuan macrolide facility progress update, Jiangchuan holds a license from China’s SFDA to produce macrolide antibiotics such as Azithromycin, a world’s best-selling antibiotics. Tianyin’s goal is to utilize Jiangchuan as the foundation of a broader, longer term strategy to build a significant presence in the rapidly growing macrolide antibiotics space. The construction of new production facility at Xinjin Industrial Development Area commenced on January 2010 with Phase 1 testing production 250 tons capacity scheduled by year end 2010, calendar year. Tianyin anticipates the revenue contribution from our macrolide facility starting in the fiscal year 2011.

The pipeline update: Here are 10 pipelines pending SFDA approval: Huangtengsu Tablets, Lifei Tablets, Fuyang Granules, Shuxiong Tablets, Suxiao Zhixie Capsules, Shuanghuang Xiaoyan Tablets, Huoxiang Zhengqi Capsules, Jiegu Xujng Ointment, Runing Tablets, Dengzhan Huasu Tablets. We will be updating the progress of the approval accordingly.

Fiscal year 2011 guidance: We reaffirm fiscal year 2011 guidance at $113.0 million sales, total revenue and net income of $18.0 million, representing 77% and 50% year-over-year growth, respectively. Now here are the financial highlights.

Operator, would you please open the question and answer period?

Operator:	Yes, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are using speaker equipment, you will need to lift the handset before making your selection.

And our first question is from the line of Peter Morgan with Waterfront Capital. Please go ahead.

Peter Morgan:	Yes, hi, guys, a great quarter. I was wondering if you can provide the amount of stock compensation expense included in your 18 million guidance for this year?

Dr. James Tong:	This is James Tong. Our $18 million guidance excludes the stock compensation. Last year we had a little bit over $1 million stock compensation. We will probably stay in the range as well.

Peter Morgan:	Okay. Great, that makes easy with the model. Thank you.

Dr. James Tong:	Thanks for the question.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your touchtone phone. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.

And our next question is from the line of Boyd Heinz with Equinox Capital. Please go ahead.

Boyd Heinz:	Hi. Thank you for taking my questions. James, I have some questions about the guidance as well. The revenue guidance of $113 million, how much of that is coming from new drugs in your pipeline that have not yet been approved for sale by the SFDA?

Dr. James Tong:	Hi, Boyd. Thanks for the question. I will give you a breakdown. So we expect that our organic portfolio, which includes some of the new drugs to be approved, you know, very soon, within the next three quarters, that will contribute a small percentage. We expect that the total organic portfolio to grow 50%. If you look at the current portfolio of drugs, there’re 56 drugs and some of the drugs have just been approved and our 10-K released six new products. As for the percentage I would think will be less than 5% for the new drugs in our pipeline that have not yet been approved. Most of the growth of the revenue is from the organic portfolio growth.

Boyd Heinz:	Okay, less than 5%, all right. Now, the macrolide antibiotic line is supposed to come into production by the end of this calendar year so we would expect some contribution from that in fiscal year ’11.

Dr. James Tong:	Yes. In your model, I think you can project half a year of production capacity. The next step is the GMP certification. It depends on the efficiency of the government. The Chinese New Year is around February so we certainly would like to have GMP certification completed before then. And so half a year of production capacity will be around $20 million, assuming the current market price for the macrolide is, per ton, is around $200,000.

Operator:	Thank you. Our next question is from the line of James Clement with Sidoti & Company. Please go ahead.

James Clement:	Good day, James.

Dr. James Tong:	Hi, James.

James Clement:	I was… and I apologize if this is in the 10-K; I just haven’t gotten to it yet. But do you have a capital expenditure guidance range or assumption for fiscal 2011?

Dr. James Tong:	Yes, for the Jiangchuan, mostly for the Jiangchuan construction we’ve spent about $7 - 8 million each year, and we expected that the amount will be similar for the 2011.

James Clement:	Okay, so it should be about flat year-over-year in terms of total capital spending?

Dr. James Tong:	Yes, flat year-over-year.Yes, flat year-over-year.

James Clement:	Okay. And in terms of any research and development spending on new products, that sort of thing, I mean do you expect anything over the next 12 months to increase your spending on those sorts of things, or again, do you kind of, you know, expect the same kind of run rate as we’ve seen over the last two years?

Dr. James Tong:	Yes, I would expect a similar run rate so we spent about $2 million for the R&D expenditure. These are related to our in-house research as well as with the partnership institute so there will be no, you know, further increase of the amount at this point.

James Clement:	Okay. And just changing gears a little bit, and really I’m just… I’m relying simply on the basic share count that was… that’s disclosed on the front page of the K as well as on the front page of the last 10-Q, were there… the dates from, I believe it was the second or third week of May when you put out the Q to the K yesterday. The increase in the basic share count, should we assume that that’s about 1.1 million warrants that were exercised over that period of time?

Dr. James Tong:	There are warrants exercised and there are also preferred shares converted.

James Clement:	Converted, okay.

Dr. James Tong:	Yes.

James Clement:	Okay. Let me ask you this, and I… you know, you had a very… you know, your cash flow has been strong, your earnings are strong and are growing. I mean, what’s the right amount of cash for you guys to have on the balance sheet, because you know, it’s… you know, considering the number of warrants that are still out there, you know, depending on what the motivations of those holders are, I mean there have been some certain times over the last two quarters where, you know, your equity price has been depressed and if you’re allowing warrant conversion, you know, basic… and depending on what the conversion price is, you know, you’re effectively issuing equity, you know, at an implied P/E of about four times and, you know, I’m just… I’m curious for the Board’s thoughts on that, management’s thoughts on that because, to me, it actually kind of seems a little bit ridiculous.

Dr. James Tong:	Yes. Our warrants situation, they have expiration dates about three years or five years from now.

James Clement:	Mm-hmm.

Dr. James Tong:	So there is an ample amount of time for our warrants holders, whether they would like to exercise or not. So for the past quarter, there has been no exercise of the warrants.

James Clement:	There wasn’t… Okay.

Dr. James Tong:	No, for the fourth quarter. In the third quarter, there were some warrants exercised. We also would like to disclose that we are in the process of discussion with our warrants holders to eliminate the dilution.

James Clement:	Okay, that’s extremely helpful. Thank you very much.

Dr. James Tong:	Thank you.

Operator:	Thank you. Our next question is from the line of Angel Liu with Pope Asset Management. Please go ahead.

Angel Liu:	Hi, James, how are you doing?

Dr. James Tong:	Hi, Angel. How are you?

Angel Liu:	I have a quick question on the current capacity utilization. What is the rate right now?

Dr. James Tong:	You mean after our 2009 expansion of the capacity, right?

Angel Liu:	Yes.

Dr. James Tong:	Okay, it’s 75%.

Angel Liu:	Okay. And all the new pipeline drugs, they’re all kind of like a generic TCM products, right?

Dr. James Tong:	Some of them, yes.

Angel Liu:	What kind of gross margin will they have?

Dr. James Tong:	Our Ginkgo Mihuan has a fairly high margin, which is 76%. This is due to we are the sole maker and also it is also listed in the national reimbursement list. The gross margins of other generics or modernized traditional Chinese medicine products are in the range of about 50%, let’s say from 45% to 55%. Some of the traditional Chinese medicines, because their raw material is very inexpensive, they could have actually a fairly high margin, even in the 80% range.

Angel Liu:	Okay. So in your new R&D projects, are there any products like a Ginkgo Mihuan or Xuelian Chongcao, could have patents or be very unique that can enjoy a high margin in the future?

Dr. James Tong:	Certainly. We have been involved in some early stage R&D activities that are looking at senile dementia as well as cancer therapy. We’re definitely working towards innovative medicine and we hope that we could have one or several drugs like Ginkgo Mihuan. This would certainly be very positive.

Angel Liu:	Great. It’s good to hear that. Thank you.

Dr. James Tong:	Thank you, Angel.

Operator:	Thank you. Our next question is from the line of Chuck Rielend with Morgan Stanley. Please go ahead.

Chuck Rielend:	Hello, gentlemen. How are you doing this morning?

Dr. James Tong:	Hi, Chuck. How are you?

Chuck Rielend:	Actually, looking at your dividend history, I see your last dividend… you show a $0.10 dividend for the year but the last dividend was actually declared in what, January of 2010?

Dr. James Tong:	Yes.

Chuck Rielend:	And what is your intent with the dividend going forward?

Dr. James Tong:	So, our dividend policy has been given at the start of 2009 and last quarter, which was third quarter fiscal year 2010, we gave an announcement that we temporarily suspended the dividend to focus our capital resources to our Jiangchuan construction. We are considering that if there is a lack of opportunities for expansion, to build another facility or to acquire another company, we’ll certainly be considering giving out dividends again.

Chuck Rielend:	Thank you.

Dr. James Tong:	Thanks.

Operator:	Your next question is a follow-up from the line of Boyd Hines with Equinox Capital. Please go ahead.

Boyd Heinz:	Hi, James. Sorry, I got dropped there earlier.

Dr. James Tong:	That’s okay.

Boyd Heinz:	I don’t know if anybody asked this question but it seemed to me that the net income guidance was adjusted downward a bit from the very first time that you introduced the guidance for fiscal year ’11. Can you sort of discuss what happened there? Are the net margins decreasing and what are some of the downward pressures on that?

Dr. James Tong:	So, as you can see, currently the Jiangchuan macrolide facility has not started and our gross margin has been improving from 49% last year to now 52%. So previously the first guidance was given at the end of in the middle or the end of 2009 to project 2011 raw material prices and all the other factors to be accurate, it’s a little bit difficult so there is a little bit of revision. And I think that the $18 million net income has been mentioned in several conference calls and also in our corporate presentation, so I think when it’s closer to the 2011 that we have a better clarity of the forecast.

Boyd Heinz:	Okay. Let me just ask you about the macrolide antibiotic line because that was the question I got cut off on. You have said that you expect revenues to come in at some point in this fiscal year.

Dr. James Tong:	Yes.

Boyd Heinz:	Again, I’m trying to understand the risks in your top line guidance of $113 million. What is the portion of that $113 million that you expect to come from this facility that still has yet to go into production?

Dr. James Tong:	We’re expecting half a year of production capacity. Since macrolide raw material business has a very short profit chain. There is zero accounts receivable, sometimes minus accounts receivable for macrolide sales since the customer will prepay for the product. We’re expecting around $20 million of revenue from macrolide, from Jiangchuan.

Boyd Heinz:	Okay, great. And how about a cap ex budget? Have you released that yet in terms of what you expect to spend on that for fiscal year ’11?

Dr. James Tong:	Okay, yes. That question has been asked, that we expected… so previously, we had spent about $7- 8 million cap ex and we’re expecting a similar amount $7 - 8 million for 2011 as well.

Boyd Heinz:	Great. Thank you very much.

Dr. James Tong:	Thank you.

Operator:	Thank you. Our next question is from the line of Khang Luong, private investor. Please go ahead.

Khang Luong:	Hi. I’m a pharmacist and I’m an investor from Canada. I like the direction that this Company is heading in. I have a question, two questions. One is about the joint venture. What’s the breakdown of different macrolides that are going to be produced and what revenues will each of them contribute in 2011? And second question, you mentioned about minimizing dilution. Can you expand on that?

Dr. James Tong:	Okay. So for the 2011, we have several phases for the Jiangchuan macrolide facility. The first phase is 250 tons, and the second phase is total 400 tons and the third phase in our forecast will be 900 tons. So for the first phase, 250 tons we’re talking about starting towards the end of this year, is to make Azithromycin raw material. The future phases will be making Clarithromycin and other macrolide raw material components. At this point, it’s only Azithromycin.

And the second question you have is on the share dilution, right?

Khang Luong:	Yes, things that you’re doing to minimize future share dilution from the warrant holders.

Dr. James Tong:	Yes. So as I mentioned before in the Q&A, we are in discussions with our warrants holders. They’ve been with the Company as optimistic and loyal investors for close to three years. They’re happy to see the Company grow, and they are certainly happy to help with the Company with the elimination of the warrants. So we have been in discussions with these warrants holders to increase and further improve the shareholders’ value for the investors.

Tom Wong:	Thank you.

Dr. James Tong:	Yes. So for the fully diluted, I will recommend to use 38.5 million shares for your fully diluted shares. Thank you.

Operator, let me check with the China side to see if Dr. Jiang and Simon have logged on. Simon?

This appears or seems to be the connection has not been restored on the China side so, Operator, would you please look at if there is other questions on the line?

Operator:	I’m sorry, at this time, there are no further questions. Please continue.

Dr. James Tong:	Okay. Thanks for joining us on the fiscal year 2010 Tianyin Pharmaceutical’s earnings call. I am James Jiayuan Tong. Appreciate the questions and we will certainly be updating with you for the future approvals of our pipeline drugs which were mentioned previously in the prepared remarks. Also, we’ll be updating our R&D activities for the innovative medicines for the future. Of course, we’ll be updating with you the progress of Jiangchuan Pharmaceutical macrolide facility regarding the GMP certification and when the first batch of macrolide is being produced. And if you have further questions, please send e-mails or contact me at dr.tong@tianyinpharma.com and thank you.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you for your participation. You may now disconnect.